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                                                                   EXHIBIT 12.01

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (in thousands, except ratio data)

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                                                         FISCAL YEARS ENDED SEPTEMBER 30,             NINE MONTHS  NINE MONTHS
                                                                                                         ENDED        ENDED
                                                                                                        JUNE 30      JUNE 30
------------------------------------------------------------------------------------------------------------------------------
                                          1996         1997        1998         1999         2000         2000        2001

Income (Loss) before income taxes         $11,176  $  (3,168)   $ (27,996)   $  (10,897)    $25,232     $ 7,702     $(2,148)
and minority interests

Fixed charges:

Interest expense                              711      1,674        2,300         1,515       1,318     $ 1,112       1,333

Appropriated portion of Rent Expense          917      1,210        1,633         1,467       1,800     $ 1,350       1,328
representative of Interest

Preferred Dividend Requirement                840         --           --            --          --          --          --

Total Fixed Charges                     $   2,468   $  2,884    $   3,933     $   2,982   $   3,118     $ 2,462     $ 2,661
                                        ======================================================================================


Earnings (Loss) before income taxes       $12,804     $ (284)   $ (24,063)     $ (7,915)    $ 28,350    $10,164       $ 513
and other fixed charges

Ratio of Earnings to Fixed Charges        5.2x         (1)          (2)          (3)        9.1x        4.1x          (4)

(1)    Earnings were inadequate to cover fixed charges by $3,168,000 in 1997.
(2)    Earnings were insufficient to cover fixed charges by $27,996,000 in 1998.
(3)    Earnings were insufficient to cover fixed charges by $10,897,000 in 1999.
(4) Earnings were insufficient to cover fixed charges by $2,148,000 for the nine month period ending June 30, 2001.